Exhibit 10.18
Supplemental Agreement to
the Supplemental Agreement Concerning the Development of
the Aohai Radiotherapy Treatment and Diagnosis Research Center

Party A:	Chinese People’s Liberation Army Navy General Hospital
Address:	No. 6 Fucheng Road, Beijing
Postal code:	100037
Telephone:	010-68587733
Facsimile:	010-68581507
Legal Representative:	Duan Yunyou
Title:	President

Party B:	Shenzhen Aohua Medical Services Co., Ltd.
Address:	17/F, Guomao Plaza, Renmin South Road, Shenzhen
Postal code:	518014
Telephone:	0755-82211708
Facsimile:	0755-82213690
Legal Representative:	Song Jun
Title:	President
Whereas, based on the development needs of the Hospital, in order to help meet the demand of the Hospital’s Neurosurgery Division and the Head Gamma Knife Center in their carrying out of diagnosis, examination, stereotactic location and treatment for epilepsy and related clinical research work, improve the treatment effect for epilepsy, and further enhance the economic results, the board of directors of Aohai Radiotherapy Treatment and Diagnosis Research Center has decided on the meeting as of 4 September, 2004, upon deliberation and consideration, to make an additional investment, namely, the “EEG Stereotactic System”, as part of the third phase investment of Aohai Radiotherapy Treatment and Diagnosis Research Center. NOW, THEREFORE, the Parties agree as follows:
1.	In accordance with the relevant terms of the Supplemental Agreement Concerning the Development of the Aohai Radiotherapy Treatment and Diagnosis Research Center (Contract Number: 2003-S-008, hereinafter referred to as the “Contract”) dated 27 September, 2003, the Parties agree that Party B shall contribute one set of EEG Stereotactic System (valued at RMB Four Million) to the third phase of the Center in addition to its earlier contribution of the four sets of radiotherapy equipment in an aggregate value of RMB Eighteen Million Eight Hundred Thousand (18.8 million) to the third phase of the Center, to the effect that the contribution of Party B to the third phase of the Center shall be in a total amount of RMB Twenty Two Million Eight Hundred Thousand (22,8 million).

2.	There shall be established a relatively independent Epilepsy Center, the management work of which shall be assisted by the Head Gamma Knife Center and the Hospital’s Neurosurgery Division. The personnel of said Center shall be treated in a relatively independent manner and the finances of said center shall be accounted for independently.

3.	The responsibilities of the Parties, the term of cooperation, the profit sharing arrangement, the management body and other matters in respect of said center shall be governed by the Contract.

4.	Any matters not covered herein shall be separately dealt with by the Parties through discussions.

5.	This Agreement shall be made in six originals and shall become effective upon execution and sealing by the Parties. This Agreement is a supplementary document to the Contract and shall have the same force as the Contract. Each Party shall hold three copies.

Party A:	Party B:
Chinese People’s Liberation Army Navy General Hospital	Shenzhen Aohua Medical Services Co., Ltd.

(affixed with corporate seal and the signature of Yunyou Duan)	(affixed with corporate seal and the signature of Jun Song)

15 September, 2004	15 September, 2004

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